Exhibit 99.1

Goodyear Reports Record Sales, Higher Earnings

-	Sales increase 12% for fourth quarter, 21% for full year; both records

-	Price/mix drove revenue per tire up 19% for fourth quarter, 17% for full year

-	Record full-year segment operating income of nearly $1.4 billion, up 49%

-	Record full-year Europe, Middle East & Africa Tire operating income of $627 million

-	North American Tire full-year operating income of $276 million

-	On track to achieve 2013 segment operating income targets

AKRON, Ohio, February 14, 2012 – The Goodyear Tire & Rubber Company today reported higher sales and earnings for both the fourth quarter of 2011 and the full year compared to the prior year.

“I am very pleased with our record sales and segment operating income performance in 2011 as we successfully managed a challenging economic environment,” said Richard J. Kramer, chairman and chief executive officer. “With full-year segment operating income of nearly $1.4 billion worldwide and $276 million in North American Tire, its best performance since 2000, we made strong progress toward our 2013 targets,” he added.

“Despite lower fourth quarter unit volume, all four of our tire businesses achieved record fourth quarter and full-year sales as we improved price/mix and gained branded share in our targeted market segments,” Kramer said.

“We feel good about the progress we have made in improving our business model and remain confident in our long-term strategy.”

Goodyear’s fourth quarter 2011 sales were $5.7 billion, up 12 percent from a year ago. Tire unit volumes totaled 43.2 million, down 5 percent from 2010, reflecting declining replacement industry volumes in mature markets along with business challenges in Latin America and flooding in Thailand.

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Fourth quarter sales reflect strong price/mix performance, which drove revenue per tire up 19 percent year-over-year, excluding the impact of foreign currency translation. Unfavorable unit volume and foreign currency translation reduced sales by $174 million and $49 million, respectively.

The company achieved segment operating income of $196 million in the fourth quarter of 2011, down $28 million from the 2010 period. Segment operating income for the fourth quarter of 2011 reflected improved price/mix of $702 million, which more than offset $631 million in higher raw material costs ($583 million net of raw material cost reduction actions).

Segment operating income was negatively impacted by $37 million in lower volume and $19 million due to lower profits from other tire-related businesses, primarily third-party chemical sales in North America. Costs resulting from business disruptions and the temporary closure of the company’s factory in Thailand due to flooding in that country also negatively impacted segment operating income. Cost inflation along with higher North American Tire profit sharing, inefficiencies related to a plant closing in North America and poor productivity at factories in France more than offset the benefit of cost saving programs.

Goodyear’s fourth quarter 2011 net income available to common shareholders was $18 million (7 cents per share). The company recorded a net loss of $177 million (73 cents per share) in the 2010 fourth quarter. All per share amounts are diluted.

The 2011 fourth quarter included total charges of $24 million (10 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; a loss of $16 million (7 cents per share) related to business disruptions and costs resulting from the temporary closure of the company’s factory in Thailand due to flooding in that country; a net loss of $8 million (3 cents per share) on asset sales; and net discrete tax benefits of $60 million (24 cents per share) primarily due to the release of valuation allowances on foreign operations. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2011 and 2010 quarters.

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Full-Year Results

Goodyear’s 2011 annual sales were a record $22.8 billion, up 21 percent from $18.8 billion in 2010. Sales reflect strong price/mix performance, which drove revenue per tire up 17 percent over 2010, excluding the impact of foreign currency translation. Sales were also positively impacted by an $875 million increase in sales in other tire-related businesses, primarily third-party chemical sales in North America. Tire unit volumes were essentially flat compared with 2010. Favorable foreign currency translation increased sales by $599 million. The sale of the Latin American farm tire business negatively impacted sales by $67 million.

The company achieved record full-year segment operating income of nearly $1.4 billion in 2011, which was up 49 percent from $917 million in 2010. Segment operating income reflects record sales in all four of the company’s business units. Compared to the prior year, 2011 segment operating income also benefitted from $2.4 billion in improved price/mix, which more than offset $1.8 billion in higher raw material costs. Raw material costs reflect $177 million in actions taken to reduce their impact. The sale of the Latin American farm tire business in April 2011 negatively impacted segment operating income by $25 million.

Goodyear’s 2011 net income available to common shareholders of $321 million ($1.26 per share) compares to a net loss of $216 million (89 cents per share) in 2010. All per share amounts are diluted.

Business Segment Results

See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire

	Fourth Quarter		Twelve Months
(in millions)	2011	2010	2011	2010
Tire Units	16.6	16.9	66.0	66.7
Sales	$2,584	$2,201	$9,859	$8,205
Segment Operating Income	21	11	276	18
Segment Operating Margin	0.8%	0.5%	2.8%	0.2%

North American Tire’s fourth quarter 2011 sales increased 17 percent from 2010 to $2.6 billion, a record for any quarter. Sales reflect improved price/mix, which drove a 19 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2010’s fourth quarter. Tire unit volumes decreased 2 percent. Original equipment unit volume was up 7 percent. Replacement tire shipments were down 3 percent, primarily reflecting lower industry demand. Sales were positively impacted by $118 million from higher sales in other tire-related businesses, primarily third-party chemical sales.

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Fourth quarter 2011 segment operating income of $21 million was $10 million above the prior year. Improved price/mix of $289 million more than offset $241 million of higher raw material costs. Fixed cost recovery due to higher utilization rates contributed $15 million to segment operating income. Segment operating income also benefited from a $21 million reduction in SAG expenses primarily related to lower general and product liability expense, offset by costs resulting from manufacturing inefficiencies primarily related to the closure of a factory in Tennessee. Segment operating income also was negatively impacted by $20 million in lower profits from other tire-related businesses, primarily third-party chemical sales, and $15 million in higher USW profit sharing expense.

Europe, Middle East and Africa Tire

	Fourth Quarter		Twelve Months
(in millions)	2011	2010	2011	2010
Tire Units	16.9	17.7	74.3	72.0
Sales	$1,912	$1,727	$8,040	$6,407
Segment Operating Income	88	60	627	319
Segment Operating Margin	4.6%	3.5%	7.8%	5.0%

Europe, Middle East and Africa Tire’s fourth quarter sales increased 11 percent from 2010 to $1.9 billion, a fourth quarter record. Sales reflect improved price/mix, which drove a 21 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2010’s fourth quarter. Tire unit volumes decreased 5 percent. Original equipment unit volume was up 6 percent. Replacement tire shipments were down 8 percent, reflecting lower industry demand.

Fourth quarter 2011 segment operating income of $88 million was $28 million above the prior year. Improved price/mix of $280 million more than offset $201 million of higher raw material costs. Fixed cost recovery due to higher production levels contributed $16 million to segment operating income. Higher SAG expense and poor productivity at the company’s factories in France were partial offsets.

Latin American Tire

	Fourth Quarter		Twelve Months
(in millions)	2011	2010	2011	2010
Tire Units	4.8	5.2	19.8	20.7
Sales	$596	$582	$2,472	$2,158
Segment Operating Income	48	93	231	330
Segment Operating Margin	8.1%	16.0%	9.3%	15.3%

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Latin American Tire’s fourth quarter sales increased 2 percent from 2010 to $596 million, a fourth quarter record. Increased sales reflect price/mix improvements. Tire unit volumes decreased 8 percent. Original equipment unit volume was down 6 percent and replacement tire shipments were down 9 percent. Fourth quarter revenue per tire increased 12 percent in 2011 compared to 2010, excluding the impact of foreign currency translation. Sales were negatively impacted by $25 million due to unfavorable foreign currency translation and $19 million resulting from the sale of the farm tire business.

Fourth quarter segment operating income of $48 million was down $45 million from a year ago. Raw material cost increases of $82 million, more than offset price/mix improvements of $66 million. Segment operating income was negatively impacted by $16 million resulting from lower volume and $9 million due to the sale of the farm tire business.

Asia Pacific Tire

	Fourth Quarter		Twelve Months
(in millions)	2011	2010	2011	2010
Tire Units	4.9	5.5	20.5	21.4
Sales	$591	$562	$2,396	$2,062
Segment Operating Income	39	60	234	250
Segment Operating Margin	6.6%	10.7%	9.8%	12.1%

Asia Pacific Tire’s fourth quarter sales increased 5 percent from 2010 to $591 million, a fourth quarter record. Sales reflect strong price/mix performance and favorable foreign currency translation. Tire unit volumes decreased 10 percent. Original equipment unit volume was down 11 percent and replacement tire shipments were down 10 percent, reflecting lower industry demand in Australia and flooding in Thailand. Fourth quarter revenue per tire increased 17 percent in 2011 compared to 2010, excluding the impact of foreign currency translation.

Fourth quarter segment operating income of $39 million was $21 million lower than the prior year. Improved price/mix of $67 million more than offset $59 million of higher raw material costs. Segment operating income was negatively impacted by $10 million in higher costs related to the start up of a new factory in China.

The company estimates that business disruptions and costs resulting from the temporary closure of its factory in Thailand due to flooding in that country reduced Asia Pacific Tire’s fourth quarter segment operating income by $12 million.

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2012 Outlook

Goodyear expects long-term growth in the global tire industry to continue, but at a slower pace near term than previously forecast due to continued economic weakness in multiple markets. The company expects that its full-year tire unit volume for 2012 will be essentially flat with 2011.

For the full year of 2012 in North America, Goodyear expects the consumer replacement market to be flat to down 2 percent, consumer original equipment flat to up 3 percent, commercial replacement up between 2 percent and 6 percent and commercial original equipment up between 10 percent and 15 percent.

For the full year in Europe, the consumer replacement industry is expected to be flat to down 2 percent, consumer original equipment down between 5 percent and 9 percent, commercial replacement down between 3 percent and 8 percent and commercial original equipment down between 20 percent and 25 percent.

Goodyear anticipates its raw material costs for the first quarter of 2012 will increase between 20 percent and 25 percent over the prior year. Smaller increases are expected for the second quarter of 2012 compared with the year-ago quarter. For the second half of 2012, the company expects raw material costs to decrease compared with the second half of 2011. For the full year of 2012, Goodyear expects its raw material costs will increase approximately 5 percent compared with 2011.

Conference Call

Goodyear will hold an investor conference call at 8:30 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling (706) 645-4847 before 8:25 a.m. A taped replay will be available later in the day by calling (404) 537-3406, Conference ID 48469469. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs approximately 73,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statement of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
(In millions, except per share amounts)	(unaudited)
NET SALES	$5,683	$5,072	$22,767	$18,832
Cost of Goods Sold	4,815	4,190	18,821	15,452
Selling, Administrative and General Expense	724	715	2,822	2,630
Rationalizations	23	224	103	240
Interest Expense	89	75	330	316
Other Expense	25	13	73	186

Income (Loss) before Income Taxes	7	(145)	618	8
United States and Foreign Taxes	(19)	21	201	172

Net Income (Loss)	26	(166)	417	(164)
Less: Minority Shareholders’ Net Income	1	11	74	52

Goodyear Net Income (Loss)	25	(177)	343	(216)
Less: Preferred Stock Dividends	7	—	22	—

Goodyear Net Income (Loss) available to Common Shareholders	$18	$(177)	$321	$(216)

Goodyear Net Income (Loss) available to Common Shareholders- Per Share of Common Stock
Basic	$0.07	$(0.73)	$1.32	$(0.89)

Weighted Average Shares Outstanding	244	242	244	242
Diluted	$0.07	$(0.73)	$1.26	$(0.89)

Weighted Average Shares Outstanding	247	242	271	242

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
(In millions, except share data)	2011	2010
Assets:
Current Assets:
Cash and Cash Equivalents	$2,772	$2,005
Accounts Receivable, less Allowance—$97 ($106 in 2010)	2,849	2,736
Inventories:
Raw Materials	937	706
Work in Process	186	168
Finished Goods	2,733	2,103

	3,856	2,977
Prepaid Expenses and Other Current Assets	335	327

Total Current Assets	9,812	8,045
Goodwill	654	683
Intangible Assets	157	161
Deferred Income Taxes	145	58
Other Assets	486	518
Property, Plant and Equipment
Less Accumulated Depreciation—$8,629 ($8,807 in 2010)	6,375	6,165

Total Assets	$17,629	$15,630

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,668	$3,107
Compensation and Benefits	799	756
Other Current Liabilities	1,050	1,018
Notes Payable and Overdrafts	256	238
Long Term Debt and Capital Leases due Within One Year	156	188

Total Current Liabilities	5,929	5,307
Long Term Debt and Capital Leases	4,789	4,319
Compensation and Benefits	4,002	3,415
Deferred and Other Noncurrent Income Taxes	244	242
Other Long Term Liabilities	1,041	842

Total Liabilities	16,005	14,125
Commitments and Contingent Liabilities

Minority Shareholders’ Equity	607	584

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (0 in 2010), liquidation preference $50 per share	500	—
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 245 million (243 million in 2010) after deducting 6 million treasury shares (8 million in 2010)	245	243
Capital Surplus	2,808	2,805
Retained Earnings	1,187	866
Accumulated Other Comprehensive Loss	(3,991)	(3,270)

Goodyear Shareholders’ Equity	749	644
Minority Shareholders’ Equity – Nonredeemable	268	277

Total Shareholders’ Equity	1,017	921

Total Liabilities and Shareholders’ Equity	$17,629	$15,630

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Non-GAAP Financial Measures

This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.

Total Segment Operating Income Reconciliation Table

	Three Months Ended		Twelve Months
	December 31,		Ended
	(unaudited)		December 31,
(In millions)	2011	2010	2011	2010
Segment Operating Income	$196	$224	$1,368	$917
Rationalizations	(23)	(224)	(103)	(240)
Interest expense	(89)	(75)	(330)	(316)
Other expense	(25)	(13)	(73)	(186)
Asset write-offs and accelerated depreciation	(4)	(2)	(50)	(15)
Corporate incentive compensation plans	(27)	(26)	(70)	(71)
Intercompany profit elimination	13	(9)	(5)	(14)
Insurance recovery	—	—	—	8
Pension curtailments and settlements	—	—	(15)	—
Retained expenses of divested operations	(8)	(3)	(29)	(20)
Other	(26)	(17)	(75)	(55)

Income (Loss) before Income Taxes	$7	$(145)	$618	$8

Fourth Quarter Significant Items (after tax and minority interest)

2011

•	Rationalizations, asset write-offs and accelerated depreciation, $24 million (10 cents per share)

•	Loss related to business disruptions and costs resulting from flooding in Thailand, $16 million (7 cents per share)

•	Net loss on asset sales, $8 million (3 cents per share)

•	Net discrete tax benefits primarily due to the release of valuation allowances on foreign operations, $60 million (24 cents per share)

2010

•	Rationalizations, asset write-offs and accelerated depreciation, $213 million (87 cents per share)

•	Loss related to the elimination of the subsidized essential goods exchange rate in Venezuela, $20 million (8 cents per share)

•	Charge related to a claim regarding the use of value-added tax credits in prior periods, $18 million (7 cents per share)

•	Net gains on asset sales, primarily in Asia, $31 million (13 cents per share)

•	Net tax benefits primarily due to tax law changes in the U.S. and other countries, $22 million (9 cents per share)